EXHIBIT 99.1

Jack in the Box Inc. Extends Maturity of Credit Agreement

SAN DIEGO--(BUSINESS WIRE)--May 2, 2019--Jack in the Box Inc. (NASDAQ: JACK) today announced completion of an amendment to its existing senior credit facility. The maturity date for both the revolving credit facility and the term loan was extended from March 2020 to March 2021, resulting in no change to the classification of the company’s long-term debt from prior quarters. The amendment does not impact the company’s previously announced exploration of strategic and financing alternatives.

Following the amendment on May 1, 2019, approximately $315.0 million was outstanding on the term loan and approximately $748.3 million was drawn or used for letters of credit under the $900 million revolving credit facility.

The maximum leverage ratio covenant remains 4.5 times, and allows unlimited cash dividends and share repurchases if pro forma leverage is less than 4.0 times, subject also to pro forma fixed charge covenant compliance. The interest rate on the senior credit facility is based on the company’s leverage ratio and can range from LIBOR plus 1.25 percent to LIBOR plus 2.25 percent. The interest rate immediately after giving effect to the amendment was LIBOR plus 2.25 percent.

The company continues to explore a range of strategic and financing alternatives to maximize shareholder value. Potential alternatives could include, among other things, a sale of the company or executing on the company’s previously announced plans to increase its leverage. The company’s Board of Directors has not set a timetable for the conclusion of this process, nor has it made any decision related to any strategic or financing alternative at this time. In the absence of a strategic transaction, the company remains committed to implementing a new capital structure as soon as practicable.

Wells Fargo Securities, LLC served as lead arranger and lead bookrunner for the amendment.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 21 states and Guam. For more information on Jack in the Box, including franchising opportunities, visit www.jackinthebox.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goals,” “guidance,” “intend,” “plan,” “project,” “may,” “will,” “would” and similar expressions. These statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate. These estimates and assumptions involve known and unknown risks, uncertainties, and other factors that are in some cases beyond our control. Factors that may cause our actual results to differ materially from any forward-looking statements include, but are not limited to: the success of new products, marketing initiatives and restaurant remodels and drive-thru enhancements; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the company's ability to reduce G&A and operate efficiently; the company’s ability to achieve and manage its planned growth, which is affected by the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, risks relating to expansion into new markets and successful franchisee development; litigation risks; risks associated with disagreements with franchisees; the company's ability to maximize shareholder value through strategic or financial alternatives; supply chain disruption; food-safety incidents or negative publicity impacting the reputation of the company's brand; the company’s ability to obtain additional financing and increase its debt leverage; and stock market volatility. These and other factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission, which are available online at http://investors.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

CONTACT:
Investor Contact:
Carol DiRaimo, (858) 571-2407

Media Contact:
Brian Luscomb, (858) 571-2291